                          STOCK PURCHASE AGREEMENT


                                     among


                           BATTERIES BATTERIES, INC.

                                   ("Buyer")



                             BATTERY NETWORK, INC.

                              ("BATTERY NETWORK")

                                      and

                               THE STOCKHOLDERS

                              OF BATTERY NETWORK
                               ("Stockholders")




                 Dated January 3, 1997 as of December 31, 1996

                               TABLE OF CONTENTS
                                                                        PAGE
                                                                        ----
ARTICLE I - SALE AND PURCHASE OF STOCK ................................   2

         1.1.      Sale and Purchase of Stock..........................   2

ARTICLE II - PRICE AND TERMS...........................................   2

         2.1.      Consideration.......................................   3
         2.2.      Adjustment of Purchase Price; Determination of
                     the Closing Combined Net Worth....................   6
         2.3.      Resolution of Audit Disputes........................   8

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS.......  11

         3.1.      Organization and Qualification of Battery Network...  11
         3.2.      Capitalization......................................  11
         3.3.      Transfer and Title to the Shares....................  12
         3.4.      Authorization of Agreements; No Violations..........  12
         3.5.      Financial Statements................................  13
         3.6.      Tangible Assets.....................................  14
         3.7.      Intangible Assets...................................  14
         3.8.      Books and Records...................................  15
         3.9.      Accounts Receivable.................................  15
         3.10.     Inventory...........................................  16
         3.11.     Contracts and Commitments...........................  16
         3.12.     Leases..............................................  19
         3.13.     Liabilities.........................................  20
         3.14.     Litigation..........................................  20
         3.15.     Permits, Licenses, Etc..............................  21
         3.16.     Taxes...............................................  21
         3.17.     Absence of Certain Changes or Events................  22
         3.18.     Employee Benefit Plans; ERISA.......................  23
         3.19.     Insurance...........................................  25
         3.20.     Compliance with Applicable Law......................  26
         3.21.     Investment..........................................  27
         3.22.     No Consents.........................................  27
         3.23.     Full Disclosure.....................................  27

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER...................  28

         4.1.      Organization and Qualification......................  28
         4.2.      Authorization of Agreements.........................  28
         4.3.      Authority to Buy....................................  28
         4.4.      No Consents.........................................  28
         4.5.      No Violation........................................  29
         4.6.      Litigation..........................................  29

         4.7.      Capitalization......................................  29
         4.8.      Securities Law Disclosures..........................  30
         4.9.      The   Common Stock Consideration....................  30
         4.10.     Full Disclosure.....................................  30

ARTICLE V - CERTAIN ADDITIONAL AGREEMENTS..............................  31

         5.1.      Payment of Affiliated Loans.........................  31
         5.2.      Employment Agreements...............................  31
         5.3.      Transfer Taxes......................................  31
         5.4.      Resignations........................................  31
         5.5.      Employee Stock Options..............................  32
         5.6.      Receivables.........................................  32

ARTICLE VI - NON-COMPETITION...........................................  32

         6.1.      Non-Competition.....................................  32
         6.2.      Injunctive Relief...................................  33

ARTICLE VII -   REMEDIES...............................................  34

         7.1.      Survival of Representations and Warranties..........  34
         7.2.      Indemnification by the Stockholders.................  34
         7.3.      Indemnification by Buyer............................  34
         7.4.      Claims for Indemnification..........................  35
         7.5.      Right to Defend.....................................  35
         7.6.      Limitations.........................................  36
         7.7.      Litigation; Remedies Cumulative.....................  38

ARTICLE VIII -   MISCELLANEOUS.........................................  38

         8.1.      Expenses............................................  38
         8.2.      Further Actions.....................................  38
         8.3.      Commissions and Finders' Fees.......................  38
         8.4.      Injunctive Relief...................................  39
         8.5.      Knowledge of  Battery Network.......................  39
         8.6.      Further Assurances..................................  39
         8.7.      Reformation and Severability........................  39
         8.8.      Entire Agreement; Modification......................  40
         8.9.      Notices.............................................  40
         8.10.     Waiver..............................................  41
         8.11.     Binding Effect; Assignment..........................  41
         8.12.     No Third-Party Beneficiaries........................  42
         8.13.     Headings............................................  42
         8.14.     Counterparts........................................  42
         8.15.     Governing Law.......................................  42

                           STOCK PURCHASE AGREEMENT



                   THIS AGREEMENT, dated January 3, 1997 as of December 31, 1996, by and among BATTERIES BATTERIES, INC., a Delaware corporation, c/o Founders Management Services, Inc., 200 Madison Avenue, New York, New York 10016 (the "Buyer"), BATTERY NETWORK, INC., an Illinois corporation with offices at 4071 Albany Street, McHenry, Illinois 60050 ("Battery Network") and MR. WILLIAM STEVEN SAPP, residing at 17778 Old Winery Way, Poway, California 92064 ("WSS"), MS. SUSAN GRANDT, residing at 3731 Pitzen Road, McHenry, Illinois 60050 ("SG"), and MR. JAMES SAPP, residing at 2733 Laguna Shores Lane, Las Vegas, Nevada 89121 ("JS" who along with SG, and WSS are hereinafter referred to as the "Stockholders").

                   WHEREAS, the Stockholders are the record and beneficial owners of all of the issued and outstanding shares of the capital stock of Battery Network;

                   WHEREAS, Battery Network is engaged in the business of the assembly, packaging and wholesale and retail distribution of batteries (collectively, the " Battery Network Business"); and

                   WHEREAS, the Buyer desires to acquire the assets of Battery Network and the Battery Network Business through the acquisition of the outstanding shares of the capital stock of the Battery Network, and the Stockholders desire to effect the sale of the outstanding capital stock of the Battery Network to the Buyer.

                   WHEREAS, prior to the closing hereof, Alexander Battery Co. East, Inc., Alexander Battery Co. South, Inc. and Alexander Battery Co. West, Inc. (collectively the "Merged Companies") were merged effective December 12, 1996 with and into Battery Network, the Surviving Corporation, pursuant to an Agreement and Plan of Merger , dated December 1, 1996 (the"Merger Agreement") (References hereinafter to "Batteries Network" shall include historically the Merged Companies").

                   WHEREAS, simultaneously with the execution and Closing hereof, the Buyer will be acquiring all of the outstanding capital stock of W.S. Battery & Sales Company, Inc ("WSB") pursuant to a Stock Purchase Agreement among Buyer, WSB and the WSB Employee Stock Ownership Plan and Trust (the "ESOP Plan and Trust") which is the sole stockholder of WSB (the "WSB Stock Agreement") and Battery Acquisition Corp., a subsidiary of the Buyer ("BAC") will be acquiring substantially all the assets of WSJ Enterprises Inc. ("Enterprises") pursuant to an Asset Purchase Agreement among BAC, the Buyer, Enterprises, the Stockholders, Dolores Sapp and William S. Sapp ("WS Senior") (the "Enterprises Asset Agreement") (References in this Agreement to the "Battery Network Business" shall also include the businesses of WSB and Enterprises).

                   NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants, representations and warranties hereinafter set forth, the parties agree as follows:

                                   ARTICLE I
                          SALE AND PURCHASE OF STOCK

                   1.1. Sale and Purchase of Stock. Subject to all of the terms and conditions set forth in this Agreement, at the Closing (as defined herein) the Stockholders shall sell, and transfer and deliver to Buyer, and Buyer shall purchase and acquire from the Stockholders, all and not less than all the outstanding shares of the Common Stock, no par value of Battery Network (the "Shares") with the number of shares being sold by each Stockholder and his or her Aliquot Percentage as follows:

                 Name             Number of Shares      Aliquot Percentage
                 ----             ----------------      ------------------
Susan Grandt                         2,167.33                  33.92
William S. Sapp                      2,160.33                  33.81
James Sapp                           2,062.33                  32.27
                                    ----------                 -----
                   Total             6,390.00                    100%

                                  ARTICLE II
                                PRICE AND TERMS

                   2.1. Consideration. Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and agreements of Battery Network and each Stockholder contained herein, and in consideration of the sale, conveyance, assignment, transfer and delivery of the Shares, Buyer shall deliver or cause to be delivered to the Stockholders in full payment to the Stockholders for the sale, conveyance, assignment, transfer and delivery of the Shares at the Closing, the Purchase Price, as adjusted pursuant to Section 2.2, consisting of:

                           (i) $231,220.83 less Foreign Receivables of the
                   same face amount which are being assigned to Enterprises pursuant to Section 5.6 of this Agreement.

                           (ii) an aggregate of 550,000 shares of the Common
                   Stock, par value $.001 of the Buyer (the "Common Stock Consideration") with each Stockholder to receive his or her Aliquot Percentage of the Common Stock Consideration;

                           (iii) five-year options to the Stockholders in the
                   form of Exhibit A hereto to purchase at $4.50 per share an aggregate of 225,000 shares of the Common Stock of the Company (the "Option Consideration") with each Stockholder's option to represent the right to acquire the Stockholder's Aliquot Percentage of the Option Consideration; and

                           (iv) the Contingent Right to receive as an
                   Additional Purchase Price ("APP"): (A) up to an aggregate of $1,000,000 (the "Additional Cash Consideration") in the form of wire transfers of federal funds to the bank accounts designated by the Stockholders, (B) up to an aggregate of 350,000 shares of the Common Stock, par value $.001 per share of the Company (the "Additional Stock Consideration"), (C) options in the form of Exhibit B hereto to purchase up to an aggregate of 125,000 shares of the

                   Common Stock at $4.50 per share during the five year period commencing with the end of the Designated Period giving rise to the issuance of the Options ("Additional $4.50 Option Consideration") and (D) options to purchase up to an aggregate of 125,000 shares at $6.00 per share during the five year period commencing the end of the Designated Period giving rise to the issuance of the Options in the form of Exhibit B (the "Additional $6.00 Option Consideration"), in the event the Pre-Tax Earnings of Battery Network and its subsidiaries ("PTE") amounts to a Maximum Threshold for a Designated Period. To the extent the PTE is less than the Maximum Threshold but more than the Minimum Threshold for a Designated Period (the amount by which the PTE exceeds the Minimum Threshold is referred to herein as the "Excess"), the percentage of the APP payable shall equal (i) the percentage of the Maximum Excess for that Designated Period represented by the Excess for that Period less (ii) the sum of the percentages of the APP paid or payable for prior Designated Periods. In no event shall the Additional Cash Consideration exceed $1,000,000, the Additional Stock Consideration exceed 350,000 shares, the Additional $4.50 Option Consideration exceed 125,000 Options and the Additional $6.00 Option Consideration exceed 125,000 options.

         The following are the Minimum Threshold and Maximum Threshold of PTE and Maximum Excess for each Designated Period.

                                                        Maximum       Maximum
     Designated Periods           Minimum Threshold    Threshold       Excess
     ------------------           -----------------    ---------       ------
One Year Period - Year ended          $2,100,000       $2,500,000    $  400,000
December 31, 1997 ("1997
Year")

                                                         Maximum      Maximum
     Designated Periods           Minimum Threshold     Threshold      Excess
     ------------------           -----------------     ---------      ------
Two Year Period - 1997 Year           $4,200,000        $5,000,000   $  800,000
plus year ending December 31,
1998 ("1998 Year")
Three Year Period - 1997 Year         $6,300,000        $7,500,000   $1,200,000
plus 1998 Year plus year ending
December 31, 1999 ("1999
Year")

         For example, if the PTE for the One Year, Two Year and Three Year Periods were respectively $2,300,000, $4,700,000 and $7,100,000, the
Stockholders would be entitled to receive 50% ($200,000/$400,000) of the APP with respect to the One Year Period, 12 1/2% ($500,000/$800,000 or 62 1/2% -50%) of the APP with respect to the Two Year Period, and 4 1/6% ($800,000/$1,200,000 or 66 2/3% - the sum of 50% + 12 1/2%) of the APP with respect to the Three Year Period, or an aggregate of 66 2/3%.

         Pre-Tax Earnings of Battery Network means the sum of (i) earnings before extraordinary items and provision for all applicable federal and state income taxes of Battery Network and WSB, and (ii) earnings before extraordinary items and provision for applicable federal and state income taxes of Tauber Electronics, Inc., a subsidiary of Buyer ("Tauber"). Such determination shall be in accordance with generally accepted accounting principles consistently applied. In computing such Pre-Tax Earnings, the following principles shall apply: (i) no allocation to the operations of Battery Network, WSB or Tauber of the general corporate overhead incurred by the Buyer or its other subsidiaries including the management fee paid by the Buyer to Founders Management Services, Inc. shall be made; (ii) a charge shall be made for the allocable portion of the interest paid or issued by the Buyer with respect to funds borrowed to the extent such funds are made available, with the consent of WSS and JS, to Battery Network, WSB or Tauber, which consent shall not be unreasonably withheld; (iii) the annual management compensation of WSS, JS and SG shall amount to aggregate salaries of $300,000 plus benefits paid or payable in connection with their employment; (iv) no charge will be made for either the rental expense for Tauber under its lease covering 10656 Roselle St., San Diego, California after the date the operations of Tauber are physically relocated to a building or buildings occupied by Battery Network or one of its subsidiaries or the cost of relocating such operations; and (v) to the extent the inventory reserve is reduced to an amount which is below $500,000.00 during or at the close of the year in accordance with generally accepted accounting principles, a like amount shall be deducted from the PTE. The Buyer agrees that until the APP is finally determined the operations of Battery Network, WSB and Tauber as conducted immediately prior to the date hereof will be only conducted by Battery Network , WSB and Tauber (the latter two corporations under the control of Battery Network) and that no sale of any of such operations or acquisition or introduction of any other operations by Battery Network will be effected without the written consent of all of the Stockholders, which consent may not be unreasonably withheld.

         Payment, if any, of the Additional Purchase Price shall be made within 30 days following the delivery of the audited consolidated financial statement or statements of operations of Buyer and its subsidiaries, which includes the results of operations of Battery Network, WSB and Tauber, which statement or statements shall disclose the achievement of PTE giving rise to an APP payment (the "Related APP Financials"), with each Stockholder to receive his or her Aliquot Percentage of the Additional Cash Consideration, Additional Stock Consideration and Additional Option Consideration to be paid.

                   2.2.    Adjustment of Purchase Price; Determination of the
                             Closing Combined Net Worth.

                   (a) The Purchase Price shall be increased or decreased by the amount by which the Combined Net Worth determined pursuant to Section 2.2(c) (the "Closing Combined Net Worth") does not equal $8,000,000. For purposes of this Section, the Closing Combined Net Worth shall be the sum of the amounts of combined capital stock, additional paid-in capital, retained earnings and amounts due to the Stockholders and WS Senior immediately prior to the payment provided in Section 5.1 set forth in the Closing Combined Balance Sheet as defined and prepared pursuant to Section 2.2
(c) adjusted to (i) reduce the foregoing sum by the amount, if any, by which the inventory reserves exceed $500,000, and (ii) to eliminate the reserve for doubtful accounts applicable to the "Foreign Receivables" being assigned to Enterprises pursuant to Section 5.1 under this Agreement and those retained by Enterprises under the Enterprises Asset Agreement.

                   (b) To the extent the Closing Combined Net Worth set forth in the Closing Combined Balance Sheet is greater or less than $8,000,000, the Purchase Price shall be adjusted to the extent of the difference. Accordingly, if the Closing Combined Net Worth is greater than $8,000,000, then the Buyer shall pay the amount of such excess to the Stockholders with each Stockholder to receive his or her Aliquot Percentage of the excess; but if the amount of the Closing Combined Net Worth is less than $8,000,000, each Stockholder shall pay his or her Aliquot Percentage of the deficiency to the Buyer, notwithstanding that such deficiency exceeds the Cash Consideration paid to the Stockholders at the Closing. Payment in either case shall be by means of certified check to the order of the party to whom such payment is to be made within thirty (30) days following the later of receipt of the Closing Combined Balance Sheet by the Stockholders or the resolution of any dispute.

                   (c) For purposes of determining the Closing Combined Net Worth, as soon as practicable after the Closing, but in no event later than ninety (90) days after the Closing, Buyer shall prepare and deliver to the Stockholders a Combined Balance Sheet of Battery Network, WSB and Enterprises (the "Combined Corporations") as of the close of business on December 31, 1996 (the "Closing Combined Balance Sheet") prepared in accordance with generally accepted accounting principles ("GAAP") applied consistently with those applied in the preparation of the September 30, 1996 Balance Sheet provided pursuant to Section 3.5. During the course of the preparation of the

Closing Combined Balance Sheet, Buyer shall permit the Stockholders and their representatives to review determinations made in connection with the preparation of the Closing Combined Balance Sheet and to review the documents underlying such preparation. Buyer shall afford to Stockholders and Stockholders' Accountants as defined in Section 2.3(a) access to the books and records of the Combined Corporations as of the Closing Date in order to permit a review by the Stockholders of the preparation by Buyer of the Closing Combined Balance Sheet. Buyer and Stockholders agree to use their respective best efforts to cause Buyer's Accountants and Stockholders' Accountants to cooperate fully with each other in preparing the Closing Combined Balance Sheet. Such cooperation shall include, without limitation, the exchange of all relevant information and documentation. The amount of the Closing Combined Net Worth shall be the amount reflected on the Closing Combined Balance Sheet, unless Stockholders shall dispute the amount and shall demand a review (as hereinafter defined), in which case the amount of the Combined Net Worth shall be finally determined pursuant to Section 2.3.

                   2.3.    Resolution of Audit Disputes.

                   (a) If the Stockholders dispute the amount of the Closing Combined Net Worth set forth on the Closing Combined Balance Sheet pursuant to
Section 2.2(c) or the amount of the APP as determined by Buyer pursuant to
Section 2.1(iv), they shall so notify Buyer within twenty (20) days after the date upon which the Stockholders shall have received such Balance Sheet or the Related APP Financials, specifying in detail the points of disagreement and demand a review (the "Review"). Buyer shall promptly consult with Stockholders with respect to such points of disagreement in an effort to resolve such disputes. If any such dispute cannot be resolved by Buyer and Stockholders within five (5) business days after Buyer receives notice from Sellers of the existence of such dispute, GLM Financial Group Ltd., the accountants for the Stockholders ("Stockholders' Accountants"), and Deloitte & Touche LLP, the accountants for the Buyer ("Buyer's Accountants"), shall jointly select a firm of independent public accountants which has not performed any services since January 1, 1993 for any of Buyer,

Battery Network , the Merged Companies, WSB, Tauber, Enterprises, the Stockholders, WS Senior, Dolores Sapp or any of their affiliates to act as an arbitrator (the "Arbitrator") to determine all points of remaining disagreement with respect to such disputed items. All determinations made by the Arbitrator shall be final, conclusive and binding with respect to such disputed items on the Closing Date.

                   (b) Audit Expenses. The fees and expenses of Buyer's Accountants and Stockholders' Accountants incurred in connection with the final determination of the amount of the Closing Combined Net Worth shall be paid by Buyer and Stockholders, respectively. The fees and expenses of the Arbitrator (if any) incurred in connection with the final determination of any such items shall be paid by the party, or in the proportions by the parties, designated by the Arbitrator based on the fault or relative fault of the parties. In making such determination, the Arbitrator shall consider the amount in dispute and the net change as finally resolved.

                   2.4. Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the time and at the offices of Brock, Fensterstock, Silverstein, McAuliffe & Wade, LLC, One Citicorp Center, 153 East 53rd Street, New York, New York at 10:00 a.m. on January 3, 1997, (the "Closing Date")."

                   (a) Deliveries by the Stockholders. At the Closing, the Stockholders shall deliver and shall cause to be delivered to Buyer (unless delivered previously) the following:

                           (1) the stock certificates evidencing the Shares,
                   duly endorsed or accompanied by a duly executed stock power or powers transferring the ownership to the Buyer;

                           (2) the Employment Agreements executed by WS and JS
                   each in the form and substance as annexed hereto as Exhibit C, and an Employment Agreement executed by SG in form and substance as annexed hereto as Exhibit C-1;

                           (3) the written consents of third persons referred
                   to in Section 3.10 and Schedule 3.11 (other than consents of certain lessors of personal property specified in
                   Schedule 3.11);

                           (4) the executed leases or amendments as provided
                   in Section 3.11;

                           (5) the opinion of counsel in the form of Exhibit D
                   hereof;

                           (6) the resignations of the Directors provided in
                   Section 5.4; and

                           (7) all other previously undelivered documents,
                   instruments and writings required to be delivered by the Battery Network or the Stockholders to Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

                   (b) Deliveries by Buyer. At the Closing, Buyer shall deliver to or on behalf of the Stockholders (unless delivered previously) the following:

                           (1) three stock certificates evidencing the Common
                   Stock Consideration, of which one is registered in the name of SG for 186,560 shares, one is registered in the name of WSS for 185,955 shares and one is registered in the name of JS for 177,485 shares; each Certificate bearing the following legend:

                           "The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, and no transfer, disposition or hypothecation may be effected of such shares or any interest therein unless registered under the Act or, in the opinion of counsel to the issuer, such transaction is exempt from registration thereunder."

                           (2) three Option Certificates, executed by the
                   Buyer, one registered in the name of SG for options with respect to 76,320 shares, one registered in the name of WSS for options with respect to 76,072 shares and one registered in the name of JS for options with respect to 72,608 shares, each in the form of Exhibit A;

                           (3) the opinion of counsel in the form of Exhibit
                   D-1;

                           (4) the wire transfer of federal funds to the
                   Stockholders and WS Senior in the amount set forth in
                   Section 5.1;

                           (5) the wire transfer of federal funds to the
                   Stockholders in the amount of $75,000 pursuant to Section 6.1; and

                           (6) all other previously undelivered documents,
                   instruments and writings required to be delivered by Buyer to the Stockholders at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

                                  ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

                   To induce Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Stockholders and Battery Network jointly and severally represent and warrant to Buyer as follows:

                   3.1. Organization and Qualification of Battery Network. Battery Network is a corporation duly organized and validly existing under the laws of Illinois and in each jurisdiction where it owns property or conducts business except where the failure to do so would not in the aggregate adversely affect the financial condition or results of operations of Battery Network . Battery Network has the corporate power to own its assets and to conduct its business as it is presently being conducted. Copies of the Certificate of Incorporation and the By-Laws, each as amended to date, of Battery Network have been previously delivered to Buyer and are correct and complete. Battery Network does not own any equity interest in any other corporation.

                   3.2. Capitalization. The authorized capital stock of Battery Network consists of 1,000,000 shares of common stock, no par value, of which the Shares are the only issued and outstanding shares; and there are no shares of the capital stock of Battery Network held in its treasury. The Shares are validly issued, fully paid and nonassessable and owned of record and beneficially by the Stockholders. Neither Battery Network nor the Stockholders has executed or granted any, and there is, and at the Closing there will be, no outstanding, option, warrant or other right or any agreement (other than this Agreement) of any kind providing for the purchase, or the right to purchase, issuance, sale or other disposition of any shares of capital stock or security convertible into or exchangeable for such shares of Battery Network.

                   3.3. Transfer and Title to the Shares. The Shares are being sold to the Buyer free and clear of any liens or encumbrances. Upon delivery of the Shares to Buyer at the Closing, the Buyer will receive good and marketable title to the Shares, free and clear of any lien, pledge, option, contractual right, equitable right, charge or other encumbrances of any kind whatsoever.
                   3.4.    Authorization of Agreements; No Violations.

                   (a) This Agreement has been, and the instruments and agreements contemplated herein, including, but not limited to, the Employment Agreements (collectively, the "Related Instruments") and other agreements and documents to be executed in connection with the closing of the transaction contemplated hereby (the "Closing Documents") have been duly executed and delivered by Battery Network and the Stockholders and constitute the valid and binding obligations of Battery Network and the Stockholders; and the Agreement , and each of the Related Instruments and Closing Documents are enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except to the extent that the remedy of specific enforcement or injunctive relief is subject to the discretion of the court before which any proceedings therefor may be brought.

                   (b) The execution and delivery and the performance of this Agreement, the Related Instruments and the Closing Documents (other than the Employment Agreements) and, to the knowledge of Battery Network and the Stockholders, the execution, delivery and performance of the Employment Agreements, do not, with or without the giving of notice and/or the passage of time:

                           (i) violate in any material respect any law
                   applicable to Battery Network and the Stockholders or the corporate charter or By-Laws of Battery Network;

                           (ii) violate, conflict with, result in the breach
                   or termination of, any provision of, constitute a default under any indenture, mortgage, deed of trust, lease or other agreement or instrument to which Battery Network or a Stockholder is a party or by which Battery Network or a Stockholder or any material asset or property of Battery Network is or may be bound (the "Binding Agreements") or give any party, other than a Stockholder or Battery Network, the right to accelerate any material obligation thereunder, except where such violation, conflict, breach, default or termination would not have a materially adverse effect upon the Battery Network Business or the combined financial condition or combined results of operations or prospects of Battery Network, WSB and Enterprises (collectively, the "Combined Financial Condition" and the "Combined Results of Operations") or the transferability or value of the Shares; or

                           (iii) result in the creation of any lien, charge or
                   encumbrance upon the Shares, or upon any of the properties or assets of Battery Network pursuant to any of the Binding Agreements. Neither such execution, delivery and performance nor compliance by Battery Network or a Stockholder with the terms and provisions hereof violate any law or, with or without the giving of notice and/or the passage of time, conflict with or result in a breach of any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Battery Network or a Stockholder is subject or by which any of the assets of Battery Network or the Shares may be bound.

                   3.5. Financial Statements. The Stockholders have caused Battery Network to deliver to Buyer the Combined Balance Sheets of Battery Network, WSB and Enterprises as of September 30, 1996, December 31, 1995 and December 31, 1994 and their combined statements of income, cash flows and stockholders' equity for the nine months ended September 30, 1996 and for each of the years ended December 31, 1995, and December 31, 1994 accompanied by the unqualified report of Deloitte & Touche, independent public accountants (collectively the "Audited Financial Statements"). The foregoing financial statements fairly present the Combined Financial Position of Battery Network , WSB and Enterprises as of September 30, 1996, December 31, 1995 and December 31, 1994 and the Combined Results of Operations of Battery Network, WSB and Enterprises for the nine month period ended September 30, 1996 and the years ended December 31, 1995 and December 31, 1994. The Audited Financial Statements have been prepaid in conformity with GAAP, consistently applied. The Closing Combined Net Worth of Battery Network, WSB and Enterprises as defined in Section 2.2 will be at least $8,000,000.

                   3.6. Tangible Assets. Battery Network does not own any real property. Schedule 3.6 hereto is a complete and correct list of all material items (a book value of at least $25,000) of tangible personal property , other than inventory, and fixtures of Battery Network, all of which were included on the September 30, 1996 Balance Sheet, and all of which are currently used or useable in the conduct of the Battery Network Business and are in the aggregate in good condition and repair, reasonable wear and tear excepted.

                   3.7.    Intangible Assets.

                   (a) Schedule 3.7 identifies all patents, trademarks, trade names, service marks, copyrights, registrations or applications with respect to any of the foregoing, renewals or assignments, and all rights in, to, or respecting such renewals and licenses or rights under the same presently owned, being used, or presently intended to be acquired (identified as such) by Battery Network (collectively referred to herein as the "Business Rights"). To the extent indicated in
Schedule 3.7, the same have been duly registered in the offices indicated therein. There are no claims or demands of any other person, firm, corporation or entity of which the Stockholders are aware pertaining to any of such rights; and no proceedings have been instituted, are pending, or, to the knowledge of Battery Network and the Stockholders, are threatened, which challenge, oppose or threaten interference, cancellation, nullification or concurrent use with any of the Business Rights. To the knowledge of Battery Network and the Stockholders, none of the Business Rights infringed on or otherwise violate the rights of others or are being infringed on by others; and none are subject to any outstanding order, decree, judgment or stipulation. No licenses, sublicenses or agreements pertaining to any of the Business Rights are in effect, other than as set forth in Schedule 3.7. Neither Battery Network nor any of the Stockholders has been formally charged with infringement of any adversely-held Business Right with respect to Battery Network or any Business Right used in connection with the Battery Network Business.

                   (b) Battery Network owns and possesses all Business Rights which, to the knowledge of Battery Network and the Stockholders, are necessary for, and being used in the conduct of, or in connection with, the Battery Network Business as was conducted on September 30, 1996 and as is currently being conducted; all are in full force and effect and have not been amended or modified. Except as set forth in Schedule 3.7, Battery Network has not sold, assigned, transferred, licensed, sublicensed or conveyed all or any interest in any of the Business Rights to any person, and Battery Network has the right, title and interest (free and clear of all security interests, liens and encumbrances of every nature) in and to the Business Rights set forth on the Schedule.

                   3.8. Books and Records. The books and records of Battery Network, WSB and Enterprises have been maintained on a basis consistent with prior years and accurately reflect the basis for amounts set forth on the Financial Statements delivered pursuant to Sections 2.2 and 3.5.

                   3.9. Inventory. All of the inventory included on the September 30, 1996 Combined Balance Sheet and the Closing Combined Balance Sheet is of a quality and quantity currently usable in the ordinary course of the Battery Network Business. The present quantity of all current and usable inventory, after giving effect to the inventory reserve established in accordance with GAAP, is at a level consistent with the past practice of Battery Network, WSB and Enterprises.

                   3.10.   Contracts and Commitments.

                   (a) Except as set forth in Schedule 3.10 or Schedule 3.11, on the date of this Agreement:

                           (i) Battery Network is not a party to or bound by
                   any distribution agreement, sales representative agreement, dealer agreement, collective bargaining agreement, loan agreement, agreement guaranteeing the obligations of liabilities of others, construction or building modification agreement, or any other agreement, contract or commitment relating to its operation, condition (financial or otherwise), liabilities, assets, earnings, working capital or the prospects of the Battery Network Business and which provides for future payments or receipts for any consecutive twelve month period in an amount of at least $50,000 (or, with respect to purchase orders, $50,000);

                           (ii) The enforceability of the agreements,
                   contracts, commitments and licenses referred to in Schedule
                   3.7 or Schedule 3.10 will not be affected in any manner by the execution and delivery of this Agreement, the Related Instruments or the consummation of the transactions contemplated hereby, except for the need to obtain the consents set forth in Schedule 3.10 and Schedule 3.11, all of which consents have been obtained other than those relating to those equipment leases which have been specifically indicated on the Schedules as having not been obtained;

                           (iii) No outstanding purchase contract or
                   commitment of Battery Network relates to any business other than the Battery Network Business, is materially in excess of the ordinary and usual requirements of such business at the time entered into or, to the knowledge of Battery Network and the Stockholders, was entered into at any price materially in excess of the price paid or payable by Battery Network, WSB, Enterprises, or any of the Merged Companies during the nine months ended September 30, 1996 or the year ended December 31, 1995, comparing where applicable prices paid or payable for similar quantities;

                          (iv) Other than the "Affiliated Leases" referred to
                   in Section 3.11, the "Plans" listed on Schedule 3.17 and as permitted under Section 3.16, neither Battery Network nor any of the Stockholders is a party to or bound by any outstanding agreements, arrangements or contracts relating to the Battery Network Business or the assets of Battery Network with any of the officers, employees, agents, consultants, advisors or salesmen of Battery Network that
                   (A) is not cancelable by it on notice of not longer than 30 days and without liability, penalty or premium, except for those agreements set forth, along with their expiration dates, on Schedule 3.10, or (B) provides for the payment of any bonus or commission based on sales or earnings.

                           (v) Battery Network is not a party to or bound by
                   any employment agreement, consulting agreement or any other agreement which contains any severance or termination pay liabilities;

                           (vi) To the knowledge of Battery Network and the
                   Stockholders, Battery Network is not in default under or in violation in a material respect of, nor, is there any basis for any valid claim of default under or violation of, in a material respect, any contract, agreement or commitment made or obligation of Battery Network or relating to the Battery Network Business, including, but not limited to, any material distribution agreement, sales representative agreement or dealer agreement;

                           (vii) Battery Network does not have (A)
                   indebtedness for borrowed money or the deferred purchase price for property, including guarantees of, or agreements to acquire, any such indebtedness of others, or (B) contract, commitment or arrangement for the borrowing of money or for a line of credit; and

                           (viii) None of Battery Network, the Stockholders,
                   any "Affiliate" of a Stockholder (meaning a member of the immediate family of, or any person controlling or controlled by, any Stockholder ), an officer or director of Battery Network is a party to or bound by any agreement or arrangement for the sale of shares of Battery Network, or (other than in the ordinary course of business and consistent with past practice) any of the assets or rights of Battery Network or which provides for the grant of any preferential rights to purchase any of the assets or rights of Battery Network.

                   (b) With respect to each contract and agreement listed on
Schedule 3.10 attached hereto, except as set forth therein, (A) it is valid, binding and in full force and effect and is enforceable by Battery Network in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws and judicial decisions of general applicability relating to or affecting creditors' rights and to general principles of equity; (B) to the knowledge of Battery Network and the Stockholders, neither Battery Network nor any other party thereto is in material breach of any obligation thereunder; and (C) there does not exist any material default under, or, to the knowledge of Battery Network and the Stockholders , any event or condition which, with the giving of notice or passage of time or both, would become a breach or default in any material respect under the terms of such contract or agreement on the part of Battery Network or on the part of any other party thereto.

                   (c) Since September 30, 1996, none of Battery Network, WSB, Enterprises and the Merged Companies has written up the value of any inventory, or written off as uncollectible any notes or accounts receivable or any portion thereof, except for write-offs and write-ups in accordance with GAAP consistently applied; waived any rights of substantial value; or, to the knowledge of Battery Network and Stockholders, omitted to do any act, or permitted any act or omission to act, which will cause a material breach of any contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made herein.

                   3.11. Leases. Schedule 3.11 attached hereto contains an accurate and complete list of leases (including all amendments thereof and modifications thereto, the "Leases") pursuant to which Battery Network leases real property and leases providing for rentals of at least $10,000 per annum of personal property. None of the Leases relate to any property or equipment owned or leased by any Stockholder or an Affiliate except those which are in the form of Exhibits E and F to this Agreement (the "Affiliated Leases"). To the knowledge of Battery Network and the Stockholders, Battery Network is not in default in any material respect with respect to any of the Leases which would permit the lessor thereunder to terminate such Lease and no event or condition has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default in any material respect thereunder, or would permit the lessor thereunder to terminate such Lease, increase any of the lessee's obligations or reduce the lessee's rights thereunder. All Leases are valid, binding and enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and are in full force and effect, and, except for the consents of lessors set forth in Schedule 3.11 which consents have been obtained, other than as to those equipment leases so indicated on the Schedule, the execution and delivery of this Agreement and consummation of the transactions contemplated hereby, will not require Battery Network or Buyer to procure the consent of any lessor in order for Battery Network to continue as lessee thereunder without any additional cost to or Buyer or Battery Network or a diminution of lessee's rights thereunder.

                   3.12. Liabilities. To the knowledge of Battery Network and the Stockholders, Battery Network is not, except as set forth in Schedule 3.12, subject to any liabilities other than (i) those included in the September 30, 1996 Combined Balance Sheet; and (ii) accounts payable and accrued expenses which have arisen in the ordinary course of the Battery Network Business subsequent to September 30, 1996.

                   3.13. Litigation. Except as set forth on Schedule 3.13 attached hereto, there are no claims, actions, proceedings pending and, to the knowledge of Battery Network and the Stockholders, threatened, and to the knowledge of Battery Network and the Stockholders, there are no investigations or inquiries in progress, pending, threatened, against any Stockholder or Battery Network, that could adversely affect the Shares, Battery Network, its assets, or the transactions contemplated hereby; nor, to the knowledge of Battery Network and the Stockholders, is there any valid basis for any such claim, action, suit, proceeding, inquiry or investigation. As a result of either the lack of a valid basis for, or the availability of an appropriate defense to, any claims, actions, suits, proceedings, inquiries or investiga tions set forth in Schedule 3.13, none of such claims, actions, suits, proceedings, inquiries or investiga tions will have a material adverse effect on the Battery Network Business or Combined Financial Condition or Combined Results of Operations. None of the Stockholders and Battery Network is subject to any judgment, order or decree entered in any lawsuit or proceeding which has had or may have a significant adverse effect on the Battery Network Business or the Combined Financial Condition or Combined Results of Operations.

                   3.14. Permits, Licenses, Etc. To the knowledge of Battery Network and the Stockholders, Battery Network does not require any permits, licenses, orders or approvals of governmental or administrative authorities (collectively the "Permits") to permit them to carry on the

Battery Network Business as presently conducted (including, without limitation, those required under federal, state or local laws or regulations relating to pollution or protection of the environment) other than the Permits which they currently hold, all of which are described in Schedule 3.14. The conduct by Battery Network of the Battery Network Business through the date hereof has not and, to the knowledge of Battery Network and the Stockholders, the continuation of such business by Battery Network under the control of Buyer after the Closing in the same manner as currently conducted will not violate or infringe, and has not and, to the knowledge of Battery Network and the Stockholders, will not cause a default in any material respect under, any of the Permits or require Battery Network or the Buyer to obtain any additional Permits, and neither any Stockholder nor Battery Network has received any written notification of any threatened suspension or cancellation of any of the Permits which might be reasonably expected to have a material adverse effect on the Battery Network Business or the Combined Financial Condition or Combined Results of Operations.

                   3.15. Taxes. Battery Network has been, and each of the Merged Companies until the effective date of its merger was, a Subchapter S corporation under the Internal Revenue Code. Battery Network has: (i) filed all returns required to be filed with respect to all federal, state, local and foreign income, payroll, withholding, excise, sales, use, real and personal property, occupancy, business and occupation, mercantile, real estate, capital stock and franchise or other tax (all the foregoing taxes, including interest and penalties thereon and including estimated taxes thereof, are hereinafter collectively referred to as "Taxes"), (ii) paid all Taxes required by law to be paid, and (iii) paid all other Taxes for which a notice of assessment or demand for payment has been received, except, with respect to all of the foregoing, to the extent that any claimed tax, fee, interest, assessment or penalty is not due or is being contested in good faith. No reserve is or will be required of Battery Network with respect to any Taxes relating to the income of Battery Network or any of the Merged Companies through the Closing Date. Battery Network has not received any notice of an examination having been made of Battery Network's or any of the Merged Companies' federal income tax returns by the Internal Revenue Service at least since December 31, 1992. Battery Network has not agreed to extend the time of assessment or collection of Taxes and is not a party to any action or proceeding by any governmental authority for the determination, assessment or collection of any Taxes. There is no examination pending or, to the knowledge of Battery Network or the Stockholders, threatened by taxing authorities relating to the determination, assessment or collection of any Taxes from Battery Network.

                   3.16.   Absence of Certain Changes or Events.

                   (a)     Since September 30, 1996:

                           (i) Battery Network has not sold or suffered any
                   material adverse change or loss or termination of or breach or default of any of the Business Rights set forth or referred to on the Schedules to this Agreement and there has been no material adverse change, or, to the knowledge of Battery Network and the Stockholders, is any material adverse change threatened or anticipated, in the combined net sales, Combined Financial Condition or Combined Results of Operations of Battery Network, WSB and Enterprises from the amounts reflected on the September 30, 1996 Combined Balance Sheet and the Combined Statement of Income for the nine months then ended or, to the knowledge of Battery Network and the Stockholders, in the prospects for the Battery Network Business, and Battery Network and the Stockholders do not know of any event which is or might reasonably be expected to have a material adverse effect on such combined net sales, condition or results or prospects;

                           (ii) Battery Network has not: permitted, allowed or
                   suffered any of its assets (tangible or intangible) to be subjected to any mortgage, pledge, lien, encumbrance, restriction or charge of any kind; canceled any material indebtedness (individually or in the aggregate) owing to it or waived any claims or rights of substantial value; or sold, transferred or otherwise disposed of any of its property or assets (tangible or intangible) except in the ordinary course of business and consistent with past practice;

                           (iii) Battery Network has not paid, loaned or
                   advanced any amount to, or sold, transferred or leased any properties or assets (tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers, directors or employees, or increased the compensation to its officers and employees at rates exceeding the rates of compensation paid during the nine months ended September 30, 1996;

                           (iv) Battery Network has not experienced any
                   material labor dispute or difficulty;

                           (v) Battery Network has not made capital
                   expenditures or commitments for additions to property, plant, equipment or for any other purpose which are more than Fifty Thousand Dollars ($50,000) in the aggregate, except an acquisition of certain assets from Enterprises; or suffered any casualty loss or losses with respect to its assets (whether or not insured against) which in the aggregate exceed Twenty-Five Thousand Dollars ($25,000).

                   3.17.   Employee Benefit Plans; ERISA.

                   (a) Except for the profit-sharing, medical and health plans set forth on Schedule 3.17, Battery Network does not maintain, administer or otherwise contribute to any Employee Benefit Plan, as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is subject to any provision of ERISA and covers any employee, whether active or retired ("Employee Plans"). None of the Employee Plans set forth on Schedule 3.17 is a "multi-employer plan," as defined in
Section 3(37) of ERISA, and Battery Network has not been obligated to make a contribution to any Employee Plan within the past five years on behalf of any employee. Except for those which will be terminated or canceled on or prior to the Closing, Battery

Network does not maintain any form of current or deferred compensation (other than base salary and base wages), bonus, incentive compensation, profit sharing, stock option, stock appreciation right, severance pay, retirement, pension, salary continuation, group or individual health, dental, medical, life insurance, survivor benefit or similar plan, policy or arrangement for the benefit of any employee, whether active or retired, of any class or classes of its employees ("Benefit Arrangements"). The Stockholders have provided or caused to be provided to Buyer (i) a copy of each Employee Plan and Benefit Arrangement, and a copy of each of the documents (including trust agreements and other funding arrangements and summary plan descriptions) under which each such Employee Plan and Benefit Arrangement is operated; (ii) the most recent annual report, if any, required to be filed with the government or any agency thereof; (iii) with respect to any Employee Plans which are intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter from the Internal Revenue Service on the Plan's qualified status and a copy of the application for such letter; and (iv) a schedule showing either the annual cost or the current value of all benefits of each Employee Plan and Benefit Arrangement. With respect to all Employee Plans and Benefit Arrangements, Battery Network is in compliance in all material respects with the terms of each such plan or arrangement and, to the knowledge of Battery Network and the Stockholders, with the requirements prescribed by any and all Laws as defined in Section 3.19 currently in effect, including but not limited to ERISA and the Code, applicable to such plans or arrangements. Since December 31, 1995, the Employee Plans and Benefit Arrangements have not been amended nor, except pursuant to their terms as in effect on December 31, 1995, have any payments or contributions been made under such Plans or Arrangements. Since December 31, 1995, Battery Network has not failed to make any contribution to, or pay any amount due and owing as required by applicable law or by the terms of, any Employee Plan or Benefit Arrangement. The obligations of Battery Network with respect to any Employee Plan and Benefit Arrangement is fully funded. There is no pending or, to the knowledge of Battery Network or the

Stockholders, threatened legal action, proceeding or investigation against Battery Network or any Employee Plan or Benefit Arrangement with respect to the employees of Battery Network, other than routine claims for benefits, which could result in liability to such plans or Battery Network. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment (whether of separation pay or otherwise) becoming due from Battery Network to any current or former consultant or employee of Battery Network or will result in the vesting, accelera tion of payment or increase in the amount of any benefit payable to or in respect of any such current or former consultant or employee of Battery Network.

                   (b) The Stockholders, who have been employees of WSB and the sole participants of the ESOP Plan and Trust, represent and warrant to Buyer that the ESOP Plan and Trust has complied with all Laws, not limited to ERISA and the Code and regulations thereunder, in connection with its administration and operation and the sale to the Buyer of the outstanding shares of Common Stock of WSB pursuant to the WSB Stock Agreement and that any failure to comply has not and will not result in any loss, liability, expense or claim against Buyer or any of its subsidiaries, including WSB.

                   3.18. Insurance. Since December 31, 1992, Battery Network has, in full force and effect, insurance against fire, liability, and other claims set forth in Schedule 3.18 hereto in amounts and against such losses and risks as therein set forth. The Schedule lists all the insurance policies maintained by Battery Network, each of which is valid, outstanding and binding. Such policies, to the knowledge of Battery Network and the Stockholders, are sufficient for compliance with all requirements of law and of all agreements with respect to the operation of Battery Network and the Battery Network Business and the coverage provided thereby with respect to any act or event occurring on or prior to the Closing will not in any way be affected by or terminate or lapse by reason of this Agreement or the transactions contemplated by this Agreement.

                   3.19. Compliance with Applicable Law. Except as set forth in Schedule 3.19 attached hereto: (a) Battery Network has complied in all material respects with respect to its operations, practices, real property, plants, structures, machinery, equipment, vehicles and other property, and all other aspects of its business, with all applicable laws (whether statutory or otherwise), rules, regulations, orders, ordinances, judgments, decrees, orders, writs and injunctions of all governmental authorities (federal, state, local, foreign or otherwise) (collectively, "Laws"), including, but not limited to, all Laws relating to the safe conduct of business, environmental protection and conservation, antitrust, taxes, consumer protection, currency exchange, equal opportunity, health, sanitation, fire, zoning, building, occupational safety, pension, securities, trademark and copyright except where the failure or failures to comply would not have in the aggregate a materially adverse effect on the Battery Network Business or its prospects or the Combined Financial Condition or Results of Operations; and (b) neither Battery Network nor any of the Stockholders have received notification which is currently outstanding or uncured of any asserted present or past failure to so comply. There has not been any storage, generation, manufacture, refinement, transportation, production, treatment or disposal of solid wastes, toxic wastes or hazardous wastes or substances by Battery Network or, to the knowledge of Battery Network and the Stockholders, at the real properties leased or owned by Battery Network in violation of any applicable Law or Permit or which would require significant remedial action under any applicable Law or Permit. There has never been any spill, discharge, leak, emission, injection, escape, dumping or any other release by Battery Network of any kind onto any real property into the environment surrounding such real properties of any solid wastes, toxic wastes or hazardous wastes or substances as such terms are defined under any law.

                   3.20. Investment. The Stockholders are acquiring the Common Stock Consideration, and Option Consideration and will acquire the Contingent Common Stock Consideration and the

Contingent Option Consideration for their own respective accounts and for investment purposes only and not with the view to the distribution thereof.

                   3.21. No Consents. No consent, authorization, approval, order, license, certificate or permit of or from, or declaration or filing with, any federal, state, local or other governmental authority or any court or other tribunal, and no consent or waiver of any party to any distribution agreement, sales representative agreement, dealer agreement, or any other contract, agreement, instrument or lease to which Battery Network or any Stockholder is a party, is required for the execution, delivery or performance of this Agreement or any of the Related Instruments by Battery Network or any Stockholder, as applicable, or the consummation by such party or parties of the transactions contemplated hereby or thereby, except for those written consents set forth on Schedules 3.10 and 3.11, all of which have been obtained by Battery Network or the Stockholders other than those indicated on Schedule 3.11.

                   3.22. Full Disclosure. No representation or warranty of Battery Network and Stockholders made in this Agreement, the Related Instruments or any written statement furnished to the Buyer pursuant hereto or the Related Instruments or Closing Documents contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not materially misleading.

                                  ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

                   To induce Battery Network and the Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, Buyer represents and warrants to Battery Network and the Stockholders as follows:

                   4.1. Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

                   4.2. Authorization of Agreements. This Agreement has been duly authorized. This Agreement and the Closing Documents have been duly executed and delivered by Buyer, constitute the valid and binding obligation of Buyer and are enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and, except to the extent that the remedy of specific enforcement or injunctive relief is subject to the discretion of the court before which any proceedings therefor may be brought.

                   4.3. Authority to Buy. Buyer has all requisite corporate power and authority: (i) to execute, deliver and perform this Agreement and the Closing Documents, and (ii) to carry out the transactions contemplated hereby and thereby. All necessary corporate proceedings of Buyer have been duly taken to authorize the execution and delivery of this Agreement by Buyer and the performance of the transactions contemplated hereby.

                   4.4. No Consents. No consent, authorization, approval, order, license, certificate or permit of or from, or declaration or filing with, any federal, state, local or other governmental authority or any court or other tribunal, and no consent or waiver of any party to any agreement to which Buyer is a party, is required for the execution, delivery or performance by Buyer of this Agreement, except the consent required under the loan agreement as of the date hereof with IBJ Schroder Bank & Trust Company (the "Schroder Loan Agreement") which consent has been obtained.

                   4.5. No Violation. The execution and delivery do not and the performance of this Agreement and the Closing Documents will not, with or without the giving of notice and/or the passage of time, violate any provisions of law applicable to the Buyer or conflict with, result in the breach or termination of, any provision of, constitute a default under, or give any party other than the Buyer the right to accelerate any obligation under, the Buyer's certificate of incorporation, as amended or by-laws, as amended, or any indenture, mortgage, deed of trust, lease or other agreement or instrument to which

Buyer is a party; violate any provision of the General Corporation Law of Delaware or any other laws or, with or without the giving of notice and/or the passage of time or conflict with or result in a material breach of any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which the Buyer is subject or by which any of the assets of the Buyer may be bound.

                   4.6. Litigation. There are no claims, actions, proceedings, pending or in progress, or, to the knowledge of Buyer, threatened, and to the knowledge of the Buyer there are no investigations or inquiries in progress, pending, or, threatened, against the Buyer, that could affect Buyer, or the transactions contemplated hereby; nor, to the knowledge of the Buyer, is there any valid basis for any such claim, action, suit, proceeding, inquiry or investigation.

                   4.7. Capitalization. The authorized capitalization of the Buyer consists of: (i) 2,000,000 shares of Preferred Stock, par value $.001 per share, of which 750,000 shares of Series A Preferred Stock are outstanding and (ii)10,000,000 shares of Common Stock, par value $.001 per share, of which 4,000,000 shares are outstanding. The Buyer has not reserved for issue any additional shares of Common Stock except for the Stock Consideration and the shares to be issued: (i) as part of the Additional Stock Consideration, (ii) upon exercise of the Options constituting the Option Consideration, the Additional $4.50 Option Consideration and the Additional $6.00 Option Consideration; (iii) upon exercise of options granted or to be granted under the Buyer's Stock Option Plan; and (iv) warrants to purchase 2,300,000 shares of Common Stock exercisable on or prior to April 9, 1999.

                   4.8. Securities Law Disclosures. Buyer has filed all forms, reports, statements, or other documents required to be filed by Buyer with the Securities and Exchange Commission ("SEC") and NASDAQ/ NMS, including, without limitation: (a) its Registration Statement or Form S-1 as declared effective by the SEC on April 8, 1996, (b) its Quarterly Reports on Form 10-Q for the quarters ended April 30, 1996 , June 30, 1996 and September 30, 1996, (c) all reports on Form 8-K and (d) all amendments and supplements to all such reports and registration statement (collectively, the "Buyer SEC Reports"). As of the respective filing dates, the Buyer SEC Reports complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934 (the "Exchange Act") or the Securities Act of 1933 (the "Securities Act"), as applicable. The Buyer SEC Reports did not at the time they were filed contain any untrue statement of material fact, or omit to state a material fact required to be stated therein that was necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                   4.9. The Common Stock Consideration. Buyer has duly reserved for issuance the shares of its capital stock which will constitute the Additional Stock Consideration and the shares of its Common Stock to be issued upon exercise of the options constituting the Option Consideration, the Additional $4.50 Option Consideration and the Additional $6.00 Option Consideration. Such shares when issued in accordance with the terms of this Agreement, the Option, the Additional $4.50 Options or the Additional $6.00 Options will be validly authorized, legally issued, and fully paid and nonassessable.

                   4.10. Full Disclosure. No representation or warranty of Buyer made in this Agreement or any written statement furnished by the Buyer to Battery Network or the Stockholders pursuant hereto or the Closing Documents contains any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

                                   ARTICLE V
                         CERTAIN ADDITIONAL AGREEMENTS

                   5.1. Payment of Affiliated Loans. Buyer will cause Battery Network to pay at the Closing to the Stockholders and WS Senior by means of a wire transfer funds in the amount of $6,065,335.69 to the bank account at the McHenry State Bank designated by the Stockholders representing full payment for loans payable to the following in the following amounts: $1,566,795.64 to JS, $1,772,480.01 to SG, $2,046,060.04 to WSS and $680,000.00 to WS Senior.
The Stockholders represent and warrant to the Buyer that the foregoing dollar amounts constitute all, not less than all, of the loans and indebtedness owing by Battery Network, WSB and Enterprises to the foregoing individuals immediately prior to the Closing. The foregoing payments shall constitute satisfaction for all the loans and indebtedness as of the Closing due and owing by Battery Network, WSB and Enterprises to those individuals, including WS Senior, and their affiliates.

                   5.2. Employment Agreements. WS, JS and SG agree to execute and deliver to Buyer at the Closing the Employment Agreements with Battery Network in the form of Exhibits C with respect to WS and JS and C-1 with respect to SG, which agreements provide for the grants of five year options under the Buyer's Stock Option Plan (the "Option Plan") to SG to purchase 16,960 Shares, to WSS to purchase 16,905 Shares and to JS to purchase 16,135 Shares of the Buyer's Common Stock.

                   5.3. Transfer Taxes. Buyer shall pay all transfer taxes payable with respect to the transfer by the Stockholders to the Buyers of the Shares.

                   5.4. Resignations. Stockholders are hereby delivering to Buyer the resignations of all the Directors of Battery Network.

                   5.5. Employee Stock Options. Buyer shall grant at such time or times designated by all the Stockholders options to purchase an aggregate of 75,000 shares of the Common Stock of the Buyer under the Option Plan to those key employees of Battery Network (other than a Stockholder or member of his or her family) and in the respective proportions designated by the Stockholders; such options to be not exercisable until the stockholders of the Buyer approve an amendment to the Option Plan to increase the shares subject to the Plan by at least 75,000 shares. Buyer agrees to effect such amendment within a year from the Closing.

                   5.6. Receivables. At or immediately prior to this Closing, the Stockholders will cause Battery Network to assign to Enterprises all of its interest in those receivables outstanding at the Closing in the amounts and from the customers outside the United States set forth in
Schedule 5.6 which the Stockholders represent and warrant to Buyer constitute all the receivables of Battery Network as of the Closing from such customers (the "Foreign Receivables"). To the extent the accounts receivables set forth on the Closing Combined Balance Sheet, other than the Foreign Receivables, are not collected in full on or prior to June 30, 1997 without deduction for allowance for doubtful accounts (the "Uncollected Accounts"), Battery Network will immediately thereafter assign to Enterprises all of the Uncollected Accounts and the Stockholders jointly and severally agree to pay or cause Enterprises to pay to Battery Network on or prior to August 1, 1997 by means of a certified check or checks to the order of Battery Network the full amount of the Uncollected Accounts less the amount by which the allowance for doubtful accounts as of December 31, 1996 exceeded the allowance applicable to the Foreign Receivables.

                                  ARTICLE VI
                                NON-COMPETITION

                   6.1. Non-Competition. Each Stockholder agrees, in consideration for the payment by Buyer of $25,000 (an aggregate of $75,000 for the Stockholders) in the form of a certified check or wire transfer of federal funds in the amount of $75,000 to a bank account at the McHenry State Bank, McHenry, Illinois designated by the Stockolders, that neither such Stockholder nor his or her Affiliates will, at any time within a period of two years from the later of the Closing or the date the Stockholder is no longer employed by Battery Network, the Buyer or any of its subsidiaries (including Battery Network) (i) compete, directly or indirectly, with Buyer or any of subsidiaries, including Battery Network, in the conduct of their then battery business, or (ii) except on behalf of the Buyer or a subsidiary of Buyer, directly or indirectly solicit for employment by others any employees of Buyer or a subsidiary of the Buyer to perform duties with respect to such battery business; provided, however, that the Buyer or Battery Network is not then in breach of any obligation to such Stockholder under this

Agreement or under the Stockholder's Employment Agreement; and nothing contained in this Section 6.1 shall prevent (A) the Stockholders and their Affiliates from purchasing in the aggregate as an investment less than 5% in the aggregate of the outstanding securities of any corporation whose securities are regularly traded on any national security exchange or in the over-the-counter market, or (B) the wife and brother-in law of WS from continuing to own and operate Battery Connection Inc., a battery catalogue business.

                   6.2. Injunctive Relief. Each Stockholder hereby expressly acknowledges that money damages might be difficult to calculate and may not adequately compensate the Buyer or Battery Network in connection with an actual or threatened breach by the Stockholder of the provisions of Sec tions
6.1 or 6.2 hereof. Accordingly, each Stockholder hereby expressly agrees that each of Buyer and Battery Network shall be entitled to enforce by injunction or other equitable relief the due and proper performance and observance of the provisions of Sections 6.1 or 6.2 hereof without being required to provide security or post any bond and, in addition, each of Buyer and Battery Network shall be entitled to pursue any other available remedies at law or equity, including the recovery of money damages, in respect of the actual or threatened breach of the provisions of said Section.

                                  ARTICLE VII
                                   REMEDIES

                   7.1. Survival of Representations and Warranties. The right of a party to maintain any proceeding or action against another party hereto based on a breach of a representation and warranty or default of a covenant in this Agreement or pursuant hereto made by any party shall survive the Closing for a period of two years except with respect to this (i) representations and warranties with respect to Taxes or the representations and warranties contained in Section 3.17(b) which shall survive for the applicable statute of limitations period and (ii) such right shall survive any investigation made at any time by or on behalf of any other party.

                   7.2. Indemnification by the Stockholders. Subject to
Section 7.6, the Stockholders jointly and severally agree to indemnify, defend and hold harmless Buyer and its controlling persons and controlled persons, successors and assigns (hereinafter in this Article VII collectively referred to as Buyer unless the context otherwise indicates) from and against any and all claims, demands, losses, costs, obligations, liabilities, interest thereon, penalties and expenses, including reasonable attorneys' fees and expenses (all the foregoing being hereinafter sometimes collectively referred to as "Article VII Damages") occasioned by, arising out of or resulting from any breach or default of any of the representations and warranties of Battery Network or the Stockholders or of the covenants of Battery Network or the Stockholders in this Agreement, the Related Instruments or in any Exhibit or Schedule to, or any certificate, agreement or other instrument furnished pursuant to, this Agreement or the Related Instruments or any facts or circumstances constituting such a breach or default.

                   7.3. Indemnification by Buyer. Subject to Section 7.6, Buyer agrees to indemnify, defend and hold harmless the Stockholders and their respective successors and assigns from and against any and all Article VII Damages occasioned by, arising out of or resulting from any breach or default of any of the representations, warranties or covenants of Buyer contained in this Agreement or a Related Instrument or in any Exhibit or Schedule to, or any certificate, agreement or other instrument furnished pursuant to, this Agreement or a Related Instrument or any facts or circumstances constituting such breach or default.

                   7.4. Claims for Indemnification. A party seeking indemnification for Article VII Damages (the "Indemnified Party"), as a condition of asserting claims for indemnification, shall notify the other party (the "Indemnifying Party") in writing of any event, or of any facts, which, in its opinion, entitle or may entitle the Indemnified Party to indemnification under this Article VII. The notice from the Indemnified Party shall specify all facts then known to it relating to its claim for indemnification and the amount or estimated amount of the liability arising therefrom. The right of the Indemnified Party to indemnification and the amount or the estimated amount thereof, as set forth in the notice, shall be deemed agreed to by the Indemnifying Party unless, within 30 days after the mailing of such notice, the Indemnifying Party notifies the Indemnified Party in writing that it disputes the right of the Indemnified Party to indemnification as set forth or estimated in the notice or that the Indemnifying Party elects to defend, in the manner provided in Section 7.5 hereof, the claim giving rise to such indemnification right. If the Indemnified Party shall be duly notified that the Indemnifying Party disputes such claim as aforesaid, the parties shall endeavor to settle and compromise such dispute but no such settlement or compromise shall be effected without the consent of both. If unable to do any of the foregoing, such dispute as to indemnification shall be determined by appropriate litigation (which shall mean when the claim has been finally determined by a court or tribunal from which determination no appeal is or may be taken or when the defense thereto has been abandoned); and any right of an Indemnified Party to indemnification established by reason of such settlement, compromise, or litigation shall be promptly thereafter paid and satisfied by the Indemnifying Party.

                   7.5. Right to Defend. If the facts giving rise to indemnification shall involve any actual or threatened claim or demand by any other third party against an Indemnified Party, the Indemnified Party may upon written request require the Indemnifying Party, at the expense of the Indemnifying Party through counsel of its own choosing, to defend or prosecute such claim or demand in the name of the Indemnified Party, as the case may be (without prejudice to the right of the Indemnified Party to participate through counsel of its own choosing at its own expense). The Indemnified Party shall cooperate in the defense or prosecution of said claim or demand, including providing the Indemnifying Party with access to such books and records of the Indemnified Party in the possession of the Indemnified Party, which shall be reasonably deemed by the Indemnifying Party to relate to said claim or demand, and shall be entitled to be reimbursed, as provided in Sections 7.2, 7.3 or 7.7, for all costs and expenses incurred by it in connection therewith. No settlement shall be effected by an Indemnified Party to which it may claim indemnification from an Indemnifying Party without the consent of the Indemnifying Party but such consent shall not be unreasonably withheld.

                   7.6. Limitations. Other than Article VII Damages arising with respect to the representations and warranties of the Stockholders in
Section 3.17(b) and the covenant of the Stockholders in Section 5.6 (hereafter referred to as the "Unlimited Damages"), neither the Stockholders nor the Buyer, as the case may be, will be obligated to indemnify, defend or hold the other party harmless with respect to any Article VII Damages asserted by it until such damages exceed the sum of $50,000 in the aggregate (the "Threshold"), and then indemnification shall be to the extent of all Article VII Damages above the Threshold amount. In determining the Threshold, there should be included, with respect to the Stockholders' obligations hereunder, all damages under Article VI of the WSB Stock Agreement (other than Unlimited Damages as defined therein) and all damages under Article VII of the Enterprises Asset Agreement (other than Unlimited Damages as defined therein) suffered by the Buyer (collectively, along with the Article VII damages hereunder, other than Unlimited Damages, hereinafter referred to as the "Buyer's Aggregate Damages"). In no event shall the Buyer's Aggregate Damages exclusive of the Unlimited Damages under this Article, Article VI of the WSB Stock Agreement and Article VII of the Enterprises Asset Agreement for purposes of indemnification of the Buyer exceed a limit (the "Damages Limit") of $3,000,000 (the "Cash Portion") plus the shares of Common Stock of the Buyer and options to purchase shares of Common Stock of the Buyer issued to the Stockholders (such shares and options collectively referred to as the "Equity Portion of the Damages Limit"). Buyer and the Stockholders agree that
(i) all Unlimited Damages shall be paid in cash; (ii) payment of the Buyer's Aggregate Damages shall be first made in cash up to the Cash Portion and then in Equity and (iii) payment of the Buyer's Aggregate Damages shall be sought first from the Stockholders and then Enterprises and the stockholders parties to the Enterprises Asset Agreement before Buyer requires payment from the stockholder of WSB of Buyer's Aggregate Damages with the cash payments of

Buyer's Aggregate Damages pursuant to this Agreement and the Enterprises Asset Agreement to be credited to the Buyer's Aggregate Damages. In no event shall Buyer require payment of the Equity Portion of the Damages Limit from the ESOP Plan and Trust, WS Senior or Dolores Sapp.

         For the purposes of this Section 7.6, shares of Common Stock of the Buyer shall be valued at the average of the closing sales price of a share of Common Stock for the sixty day period immediately preceding the date the amount of indemnification is conclusively determined hereunder on the National Market System of the National Association of Securities Dealers Automated Quotation Systems ("NASDAQ") or if the Common Stock is then listed on one or more national stock exchanges, the closing sales price for such sixty day period on the exchange with largest number of issuers whose shares are listed thereon. If the shares are not then listed on NASDAQ or an exchange, the value shall be the average of the high bid and low asked price for such sixty day period for the shares on the over-the-counter Bulletin Board maintained by the NASD.

         The value of the Options or Additional Options as of the date of the conclusive determination of the amount to be indemnified shall be determined by an investment banker with experience in valuing options mutually designated by the Indemnified Party or Parties and the Indemnifying Party or Parties.

                   7.7. Litigation; Remedies Cumulative. In the event of litigation to enforce this Agreement or any provision thereof, the prevailing party, in addition to any other relief such party may be awarded, shall be entitled to recover its reasonable attorneys' fees, including those incurred with respect to any appellate proceeding. Except as herein expressly provided, all remedies provided in this Agreement, including, but not limited to, those pursuant to Section 6.2 and Articles VII and VIII shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

                                 ARTICLE VIII
                                 MISCELLANEOUS

                   8.1. Expenses. Each party hereto shall pay its own expenses incidental to the negotiation, preparation and consummation of this Agreement, the Related Instruments and Closing Documents and all other agreements executed and delivered by it hereunder or in connection herewith and the transactions provided for herein and therein, including all fees and expenses of its or their respective counsel and accountants, except that the fees and expenses of Deloitte & Touche LLP for its services in auditing and reviewing the Audited Financial Statements of Battery Network provided pursuant to this Agreement shall be borne by Buyer.

                   8.2. Further Actions. At any time and from time to time after the Closing, each party hereto agrees, at its own expense (except as otherwise provided herein), to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

                   8.3. Commissions and Finders' Fees. Except for the fees of Founders Management Services, Inc. ("Founders"), the fees of which shall be the sole responsibility of Buyer, each of the parties represents that it has not incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement, which may be directly or indirectly asserted against the other parties. Buyer agrees to be fully responsible to pay all fees due to or claims of Founders and to indemnify and hold Battery Network and the Stockholders harmless from and against all liability, loss, cost, charge or expense, including reasonable counsel fees, arising from claims of Founders for any fee or commission with respect to the transactions contemplated by this Agreement or pursuant to all outstanding agreements between Founders and Buyer.

                   8.4. Injunctive Relief. The Buyer and the Stockholders acknowledge and agree that in view of the uniqueness of the Shares and the Battery Network Business, damages at law would be insufficient for breach of any of their respective covenants in this Agreement. Accordingly, the parties hereto agree that in the event of a breach or threatened breach of any provisions of this Agreement, the Buyer or the Stockholders, as appropriate, shall be entitled to equitable relief in the form of an injunction to prevent irreparable injury without being required to provide any security or post any bond. Nothing herein shall be construed as prohibiting any party hereto from pursuing any remedies, including damages, for breach or threatened breach of this Agreement.

                   8.5. Knowledge of Battery Network. For purposes of this Agreement "knowledge of Battery Network" shall mean the knowledge of any of its officers or directors and other persons with managerial responsibilities employed by Battery Network.

                   8.6. Further Assurances. Each party hereto shall, from time to time after the Closing, at the request of any other party hereto and without further consideration, execute and deliver such other instruments of conveyance, assignments, transfer and assumption, and take such other actions as such other party may reasonably request to more effectively consummate the transactions contemplated by this Agreement.

                   8.7. Reformation and Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof:

                   (a) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable; and

                   (b) the legality, validity and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

                   8.8. Entire Agreement; Modification. This Agreement, the Related Instruments and the Exhibits hereto set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements and understandings between them (and all prior representations and warranties) concerning such subject matter and may be modified only by a written instrument duly executed by each party hereto.

                   8.9. Notices. Any notice given pursuant to this Agreement to any party hereto shall be deemed to have been duly given (i) when mailed by registered or certified mail, return receipt requested, (ii) when telecopied, provided a copy of the notice is mailed by registered or certified mail, return receipt requested, within one business day following the date of the telecopied transmission, or (iii) when hand delivered to the party to whom it is to be given at the address of such party set forth below, as follows:

         If to the Stockholders at his address set forth in the first paragraph of this Agreement:

with a copy to:

                   Berger, Newmark & Fenchel, P.C.
                   222 North LaSalle Street
                   Suite 1900
                   Chicago, Illinois 60601-1199
                   Attention: Michael R. Wolfe, Esq.
                   Fax (312) 782-6491

                   If to Buyer:

                   Batteries Batteries, Inc.
                   c/o Founders Equity, Inc.
                   200 Madison Avenue
                   New York, New York  10016
                   Attention:  Mr. Warren H. Haber
                               Chairman of the Board
                   FAX: (212) 953-0626

with a copy to:

                   Leo Silverstein, Esq.
                   Brock, Fensterstock, Silverstein, McAuliffe & Wade, LLC Citicorp Center, 56th Floor
                   153 East 53rd Street
                   New York, New York  10022
                   FAX: (212) 371-5500

         If to Battery Network, c/o Buyer, with a copy to Leo Silverstein, Esq.

or at such other address as a party shall from time to time designate by written notice, in the manner provided herein, to the other parties hereto.

                   8.10. Waiver. Any waiver must be in writing, and any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                   8.11. Binding Effect; Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of Battery Network, the Stockholders and the Buyer and their respective heirs, representatives, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, and any purported assignment without such consent shall be void, except that (A) Buyer may collaterally assign its rights under this Agreement to IBJ Schroder Bank &Trust Company ("IBJ"), as Agent and Lender under the Revolving Credit, Term Loan and Security Agreement among the Buyer, its subsidiaries, Battery Network, WSB and IBJ, as Agent and Lender; and (B) the Buyer may assign this Agreement to any corporation in which it owns 100% of the outstanding shares of voting stock and which assignee agrees to be bound by the provisions of the Agreement, provided that (i) the effect of such assignment will not result in the reduction of the percentage of outstanding shares of the Buyer at the Closing represented by the shares constituting the Stock Consideration and Additional Stock Consideration, and (ii) Buyer guaranties the obligation of the assignee.

                   8.12. No Third-Party Beneficiaries. Except for rights of Indemnified Parties under Article VII hereof or the rights of the parties under the Related Instruments or a permitted assignee under

Section 8.11, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

                   8.13. Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

                   8.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                   8.15. Governing Law. This Agreement and all amendments thereof shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within the state, without giving effect to the principles of conflict of laws which may be applied thereby. Service of process on Buyer, Battery Network and Stockholders, as the case may be, in any action arising out of or relating to this Agreement shall be effective upon Buyer, Battery Network or the Stockholders, as the case may be, if mailed to the address listed in
Section 8.8 hereof.

                   IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                       BATTERIES BATTERIES, INC.
                                       By:  /s/      John Teeger
                                          -----------------------------------

                                       BATTERY NETWORK, INC.

                                       By:   /s/    William S. Sapp
                                          -----------------------------------
                                           William S. Sapp, Vice President


                                       STOCKHOLDERS:
                                             /s/    Susan Grandt
                                       -------------------------------------
                                       Susan Grandt
                                       Attorney & Agent

                                             /s/  William Steven Sapp
                                       --------------------------------------
                                       William Steven Sapp
                                       Attorney & Agent

                                            /s/       James Sapp
                                       --------------------------------------
                                       James Sapp

                                   EXHIBITS


         A.        Form of Option  Agreement

         B.        Form Additional Options Agreement

         C.        Form of Employment Agreements with William Sapp and JS

         C-1.      Form of Employment Agreement with SG

         D .       Opinion of Counsel to Battery Network and Stockholders

         D-1.      Opinion of Buyer's Counsel

         E & F.    Affiliated Leases


                                   SCHEDULES


Sections

3.6                  Tangible Assets

3.7                  Intangible Assets

3.10                 Contracts and Commitments

3.11                 Leases

3.12                 Liabilities

3.13                 Litigation

3.14                 Permits, Licenses, Etc.

3.17                 Employee Benefit Plans, ERISA

3.18                 Insurance

3.19                 Compliance with Applicable Law

                         STOCK PURCHASE AGREEMENT AMONG
		BATTERIES BATTERIES, INC., BATTERY NETWORK, INC.
                         AND THE BATTERY NETWORK STOCKHOLDERS

				SCHEDULE 3.6

Tangible Assets: None

                                SCHEDULES 3.7

Intangible Assets:

     Pending trademark "Absolute"
     Registered trademark - "Battery Network"

                                SCHEDULE 3.10

Contracts and Commitments

A. Manufacturer/Representative Agreements between Absolute Battery and:

     Berry Marketing, Inc. for Alaska, Washington, Western Oregon, Western Mountana and Western Idaho, commencement 7/12/95

     Marketing Services of Kansas for Iowa, Nebraska Missouri and Kansas, except Intelligent Electronics and Inacom, commencement 9/1/95

     New Horizons for Illinois and Wisconsin, commencement 2/23/1995

     New Era Sales for Northern NJ and New York, commencement 5/17/95

     Silverman Sayer Services for Florida except Tech Data, commencement
     2/7/95

     TCG, The Connection Group Inc. for Texas, Oklahoma, Louisiana, Arkansas except Daisytek and CompuCom, commencement 9/1/95

     Pioneer Marketing for New England, upstate New York, southern Connecticut state line to northern Maine west to New York except MacWarehouse, commencement 2/1/96

     Roy Brake & Associates for Colorado, Utah, Idaho, Wyoming and Montana, commencement 12/7/95 - Note says there is an Addendum adding Arizona, New Mexico and Southern Nevada.

     Incremental Sales for Northern California, except Van Star, Momentum and MicorSystems, and Northern Nevada

B. Agreement Between Burlington Northern Railroad Company, the Atchison, Topeka and Santa Fe Railway and Battery Network made on September 1, 1996 through November

C. Distributor Agreements Between Battery Network, Inc., Absolute Battery Co. and the following distributors:

     Absolute Battery Canada, Inc./Battery Network Canada/Philipe Simard Ind. for the territory of Canada and Cuba

     Absolute Battery UK LTD/Battery Network Europe LTD./Martin Agar Ind. for the United Kingdom and the European Economic Community ("EEC")

                                SCHEDULE 3.10 CONTINUED

D. Summaries of McHenry Agreements with:

     Jim Lewis
     George Johnson
     Don Smith
     John Miller
     Bill Faris

E. Summaries of New Jersey Agreements with:

     Tom Mazzante
     Sandro Lanni
     Ken Wilson
     Karen Wilson
     Pamco
     Mike Langella
     Greenshed Sales/Cary Martin
     Bryan Whitney
     Armondro Toral, Jr.
     Canada: Contract
     U.K.: Contract
     Marvin Mocskowicz

F. Summaries of San Diego Verbal Sales Agreements with:

     Tim Jacubowski
     Dave Zeman
     PJH Sales and Marketing Inc. (Pat Huberty)
     Dennis Woods
     Don Ritchie

                                SCHEDULE 3.11

Lease Equipment:

     Telephone system in North Branch, New Jersey
       Commencement 6/6/94; term 60 months; monthly rental payment $1,022.30 Additional payment of $61.09 per month for 800 GS/LS Module

     One Yale Sit Down Electric Forklift

                                SCHEDULE 3.12

Liabilities - None

                                SCHEDULE 3.13

Litigation:

Blenheim Group USA, Inc. vs. Battery Network

                                SCHEDULE 3.14

Permits - Licenses

     California - Sellers Permit, California City of Escondido

     New Jersey - Sales and Use Tax Recycling Permit

     Illinois - Illinois Department of Revenue

     Washington - Certificate of Coverage - Master License

     License Agreement - De Pew Engineering Inc.

                                SCHEDULE 3.17

Employee Benefit Plan:

     Alexander Battery Co. East, Inc. Specimen Profit Sharing Plan Adoption Agreement and

     Alexander Battery Co. East, Inc. Specimen Profit Sharing Plan & Trust

     Alexander Battery Co. West, Inc. Specimen Profit Sharing Plan & Trust

     Alexander Battery Co. South, Inc. Specimen Profit Sharing Plan Adoption Agreement and

     Alexander Battery Co. South, Inc. Specimen Profit Sharing Plan & Trust

     W.S. Battery & Sales Co., Inc. Employee Stock Ownership Plan and Trust and

     W.S. Battery & Sales Co., Inc. Specimen Money Purchase Pension
     Plan & Trust

     Battery Network, Inc. Specimen Profit Sharing Plan Adoption Agreement and

     Battery Network, Inc. Specimen Profit Sharing Plan & Trust

                                SCHEDULE 3.18

Insurance:

Insurance Company  Policy No.          State       Type of Insurance
-----------------  ----------          -----       -----------------
State Farm         93-95-5868-5        Illinois    Business & Liability
State Farm         98-07-3606-4        Washington  Business & Liability
State Farm         93-Mo-1343-1        IL, WA, NJ  Workers Comp. & Employers
                                                   Liability
Met Life           176866 EBPG         IL          Health/Life
Robt. Drier Co.    WN96-538430-05      CA          Workers Com. & Employers
                                                   Liability
Bankers Std. Co.   D2 61 19 479        CA          Commercial Property & General
                                                   Liability
Blue Shield CA     H82188              CA          HMO Health Plan
Private MedCare    8634                CA          Group Dental Services
Sentry Ins.        44-66422-02-00-961              Commercial Property Liability and
                   44-66422-01         NJ          Umbrella Coverage
Met Life           k76892              NJ          Health/Life


                                SCHEDULE 3.19

Compliance with Applicable Law: None